UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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	Soliciting Material Pursuant to §240.14a-12
PVH CORP.
(Name of Registrant as Specified In Its Charter)

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PROXY STATEMENT SUPPLEMENT
PVH Corp.
200 Madison Avenue
New York, NY 10016
May 22, 2019
To the Stockholders of PVH Corp.:
We are providing you with additional information to supplement the Proxy Statement (the "Proxy Statement") that was mailed to you on May 7, 2019 in connection with our 2019 Annual Meeting of Stockholders to be held on June 20, 2019.

PVH Corp. (the "Company") filed on May 22, 2019 a Current Report on Form 8-K in connection with the appointment of Stefan Larsson as President, effective June 3, 2019. Reference is made to the Form 8-K for a description of Mr. Larsson's employment agreement.

The Company entered into an amended and restated employment agreement with Emanuel Chirico, the Company's Chairman and Chief Executive Officer, in connection with the hiring of Mr. Larsson. The Third Amended and Restated Employment Agreement between Mr. Chirico and the Company (the "Chirico Agreement") will supersede the Second Amended and Restated Employment Agreement, dated as of December 23, 2008, between Mr. Chirico and the Company, which was amended as of January 29, 2010, May 27, 2010 and January 28, 2011 (the "Superseded Agreement"). The Chirico Agreement provides for an approximately five-year term and contemplates Mr. Chirico's transition to the role of Executive Chairman of the Company's Board of Directors (the "Board") following the expected elevation of Mr. Larsson to Chief Executive Officer during the term of the Chirico Agreement. The Chirico Agreement is described in the above-referenced Form 8-K and also below.

There are no changes to the proposals to be acted upon at the annual meeting, which are described in the Proxy Statement, or to the related proxy card that you previously received. If you have already submitted your proxy card, you do not need to take any action unless you wish to change your vote. If you have already submitted your proxy card and wish to change your vote based on any of the information contained in this supplement, you may change your vote or revoke your proxy at any time before it is voted at the annual meeting by following the instructions in the Proxy Statement.

We look forward to your attendance in person or by proxy at our June 20, 2019 Annual Meeting.

By order of the Board of Directors,
/s/ Mark D. Fischer
Mark D. Fischer
Secretary
The Proxy Statement contains a description of the Superseded Agreement. The Chirico Agreement is on substantially the same terms as the Superseded Agreement, except that it provides for a fixed term, allows for Mr. Chirico's transition to Executive Chairman under certain circumstances that would not result in a severance event, and contains certain other changes described, in part, below. More specifically, the material terms of the Chirico Agreement are as described below.
Mr. Chirico will serve as the Chairman and Chief Executive Officer of the Company, with such duties and responsibilities as will from time to time be assigned to him by the Board and as are consistent and commensurate with his title and position.
The Chirico Agreement has an approximately five-year term commencing on June 3, 2019 and ending on the date of the Company's 2024 annual meeting of stockholders (the "End Date"). The Chirico Agreement reflects the expectation of Mr. Chirico and the Company that if the Board desires to appoint a successor Chief Executive Officer to Mr. Chirico prior to the End Date, the Board also will appoint Mr. Chirico to serve as the Executive Chairman of the Board, subject to (i) the timing of such appointments being mutually agreed to by the Board and Mr. Chirico and (ii) the terms of Mr. Chirico's employment as Executive Chairman being negotiated in good faith and mutually agreed to by the Board and Mr. Chirico at such time. During Mr. Chirico's employment with the Company, the Company will cause Mr. Chirico to be nominated for reelection to the Board at the expiration of each Board term.
Mr. Chirico's initial base salary is $1,500,000 per annum and is subject to annual review and upward adjustment in the discretion of the Board. Mr. Chirico also is eligible to participate in the Company's bonus and stock plans and other incentive compensation programs, as well as all employee benefit and insurance plans sponsored or maintained by the Company for similarly situated executives of the Company. In addition, Mr. Chirico is entitled to reimbursement of reasonable expenses incurred or paid by Mr. Chirico in the performance of his duties. Mr. Chirico also is entitled to reimbursement of his professional fees incurred to negotiate and prepare the Chirico Agreement in an amount not to exceed $25,000.
The Chirico Agreement provides that if, prior to the End Date, Mr. Chirico transitions to the role of Executive Chairman, then his annual bonus in respect of the fiscal year during which such transition occurs will be based on actual performance and subject to the same performance criteria and threshold, target and maximum payout levels (expressed as a percentage of base salary) that would have applied for such fiscal year had he not transitioned to the role of Executive Chairman, and will be calculated based on the sum of (i) Mr. Chirico's base salary as Chief Executive Officer then in effect, pro rated for the number of days during such fiscal year that he served as the Chief Executive Officer, plus (ii) Mr. Chirico's annual rate of base salary as Executive Chairman, pro rated for the number of days during such fiscal year that he served as the Executive Chairman. The Chirico Agreement also provides that if Mr. Chirico's employment with the Company, whether as Chief Executive Officer or Executive Chairman, terminates for any reason other than his death or for cause, such termination will be treated as a "retirement" (as defined in the Company's 2006 Stock Incentive Plan) for purposes of his then-outstanding equity incentive awards granted under the Stock Incentive Plan (except to the extent any award, other than a regular, annual equity award, is made on terms that expressly exempt it from vesting upon retirement). Mr. Chirico will not be granted any equity incentive awards during calendar year 2024 unless the Board determines otherwise.
The Chirico Agreement sets forth Mr. Chirico's rights to severance upon termination of employment. Mr. Chirico is entitled to severance only if his employment is terminated by the Company without "cause" or if he terminates his employment for "good reason." "Cause" is defined in the Chirico Agreement as: (i) gross negligence or willful misconduct (A) in Mr. Chirico's performance of the material responsibilities of his position, which results in material economic harm to the Company or its affiliates or (B) that results in material reputational harm causing demonstrable injury to the Company or its affiliates; (ii) Mr. Chirico's willful and continued failure to perform substantially his duties (other than any such failure resulting from incapacity due to physical or mental illness); (iii) Mr. Chirico's conviction of, or plea of guilty or nolo contendere to, a felony within the meaning of U.S. Federal, state or local law (other than a traffic violation) or a crime of moral turpitude; (iv) Mr. Chirico's having willfully divulged, furnished, or made accessible any confidential information (as defined in the Chirico Agreement); (v) any act or failure to act by Mr. Chirico that, under the provisions of applicable law, disqualifies him from acting in his position; or (vi) any material breach of the Chirico Agreement, the Company's Code of Business Conduct and Ethics or any other material Company policy. Clauses (i), (iii) and (vi) differ from the definition of "cause" in the Superseded Agreement and are more favorable to the Company.
The definition of "good reason" in the Chirico Agreement is substantially the same as in the Superseded Agreement. The only change in the Chirico Agreement is that Mr. Chirico's appointment to serve as the Executive Chairman of the Board in connection with the appointment of a successor Chief Executive Officer to Mr. Chirico prior to the End Date is allowed and will not trigger a right to terminate his employment for good reason if (i) the timing of such appointment is mutually agreed to by the Board and Mr. Chirico and (ii) the terms of Mr. Chirico's employment as Executive Chairman are negotiated in good faith and mutually agreed to by the Board and Mr. Chirico. The ability to transition Mr. Chirico to the role of Executive Chairman subject to the conditions described in the preceding sentence is consistent with the terms of the Superseded Agreement.
Mr. Chirico's rights and obligations in the event of a termination of employment without cause or for good reason (whether during the two-year period after a "change in control" (as defined in the Chirico Agreement) or not) are not changed under the Chirico Agreement. The Chirico Agreement, as with the Superseded Agreement, provides that if Mr. Chirico's receipt of the foregoing severance would subject him to the excise tax on excess parachute payments under Section 4999 of the Code, his severance would be reduced by the amount required to avoid the excise tax if such a reduction would give Mr. Chirico a better after-tax result than if he had received the full severance amount.
The Chirico Agreement includes the same restrictive covenants in favor of the Company as the Superseded Agreement. However, under the Chirico Agreement, his restriction on competing against the Company by accepting employment or being otherwise affiliated with a direct competitor of the Company's primary businesses or products as of the date of termination is extended to 18 months from 12, and all restrictive covenants now apply upon all termination events; the Superseded Agreement had certain exceptions to certain restrictive covenants.